UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant   ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

Dell Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

•	The following note article was forwarded to certain Dell employees today

Dell CEO Personally Lobbies Partners On Private Equity Play

By Steven Burke, CRN Mon. Mar. 11, 2013

Dell CEO Michael Dell wants to make sure there is no misunderstanding about what his company’s $24.4 billion private equity bid means to solution provider partners.

When Michael Goldstein, president and CEO of LAN Infotech, a Fort Lauderdale, Fla.-based Dell partner, expressed reservations about the deal in a Wall Street Journal story that hit the Web on Sunday night, Dell called him directly to address any and all concerns about the deal.

“Before his call I was worried about how it would affect us,” said Goldstein, who was attending UBM Channel’s XChange Solution Provider conference in Orlando, Fla., when he got the unexpected call from Dell about 7:15 p.m. Sunday night. “After speaking with Michael, I am comfortable with the deal. As a private company, Dell will be able to expand quicker and make deeper investments in technology and the channel. This is all about building a stronger Dell. This further strengthens my thoughts on sticking with Dell. We are all in with Dell.”

Goldstein, who spoke with the Dell founder and CEO for about 25 minutes, said it is important for Dell’s CEO to continue to speak with partners and customers on the deal. “Everyday you see something different on this,” said Goldstein. “I think it is real important that Michael [Dell] reaches out.”

Goldstein isn’t the only one the Dell founder is reaching out to in what is shaping up to be an epic battle to take the company private in the wake of objections from activist investor Carl Icahn and major Dell shareholders like Southeastern Asset Management. Icahn Monday entered into a confidentiality agreement with Dell in order to review the Dell private equity bid.

Sources said Michael Dell, who founded the company 29 years ago, is reaching out to dozens of customers and partners to make sure the company does not miss a beat as it moves to close the private equity deal.

Dell partners, for their part, say Dell’s bid to take the company private will pave the way for Dell to make bigger investments in research and development, channel sales, and services as well as make additional acquisitions that will strengthen the Dell enterprise solution and services portfolio. What’s more, they say, Michael Dell’s vision and hands-on involvement in accelerating the company’s transformation from one-time desktop kingpin to full enterprise solutions company is critical to the private equity bid.

Bob Venero, CEO of Future Tech, a Holbrook, N.Y.-based solution provider, spoke with Dell on Monday and said he is certain Dell will flourish more readily as a private company focused on the end-to-end solutions rather than a publicly held company trying to meet short-term sales and earnings targets. He sees Michael Dell’s fiery entrepreneurial drive as being better suited to a privately held company.

“The passion, drive and dedication that entrepreneurs like Michael [Dell] bring is best suited to a private company,” said Venero. “Michael is trying to unshackle himself from the public investor so the company can make investments for the future. Going private is going to provide him and the company the ability to invest in the longer-term opportunities that are going to reap much better rewards for customers, partners and Dell itself. We have been behind this [going private bid] 200 percent from the beginning.”

Future Tech’s Venero said Dell is actively speaking with customers and partners about the benefits of the Dell transformation.

“Michael [Dell] is making sure everyone understands his vision,” said Venero. “The message to me is very clear. It is what it has always been. We talked about it on the phone again today. It is innovation, growth, enterprise solutions and to be that turnkey, end-to-end provider aligned with the customer and partner set.”

Venero, whose Dell business was up 400 percent in 2012, said Dell himself recently met with a large Future Tech customer and wowed the client. When Venero asked for an email response on the meeting, the client replied: “It was awesome,” said Venero. That kind of ability to win over customers and partners is key to Dell’s success. “That awesome response is a credit to what Michael did in that meeting,” he said. “He showed the customer Dell is the right technology and business solutions partner for them.”

One executive close to the Dell private equity bid said he sees the Dell founder’s “commitment to the business” and the ability to make significant new investments as key to accelerating the company’s end-to-end solutions transformation. “Going private allows Dell to spend more on R&D, add more salespeople, acquire more companies. It means Dell is going to get more aggressive,” said the source who requested anonymity. “Most of the partners are private companies, they know what it means to be private. If you look at the last five years, Dell has built a very substantial end-to-end solutions business with software and services. Dell’s channel and partner relationships have grown tremendously. This will continue, and in fact, this go-private transaction will just accelerate the company’s transformation. The only ones that don’t like this are the competitors because it will make Dell more competitive.”

A source inside Dell said the company will lay out some of the company’s aggressive plans from the privatization bid in a proxy that will be released shortly after the go-shop period ends on March 22. “People have speculated that maybe Dell is getting out of this business or getting out of that business, or they are not going to do PCs anymore,” said one source inside the company who spoke under the condition of anonymity. “That is all nonsense. This is all about growth. This will allow us to make investments that in the short term would reduce the earnings of the company but are intended over the long term to grow the company’s revenues substantially. We are building lots of new capabilities and that requires investment.”

The Dell insider said the company will not only make big new investments in additional software and services but also continue to invest in client devices including tablets and PCs. “What we found is that hardware by itself was insufficient to be able to solve the challenges and opportunities that our customers have presented us, and so together with our partners, we built this whole range of end-to-end solutions,” said the Dell insider. “That is why you have seen us aggressively expand with $10 billion worth of acquisitions, data center, systems management, security, services. You put all of that together and we have a very, very broad set of solutions that dramatically expands the available market for us.”

•	The following was sent today in response to a demand to inspect our books and records

Dell Inc. One Dell Way, RR1-33 Round Rock, Texas 78682 tel +1 512 723 0544 fax +1 512 283 0544 www.dell.com

March 12, 2013

BY EMAIL and FIRST CLASS MAIL

Mr. Gary Lutin

The Shareholder Forum, Inc.

575 Madison Avenue 10th Floor

New York, NY 10022

Re:	Inspection of Books and Records Pursuant to 8 Del. C. § 220

Dear Mr. Lutin:

I write on behalf of Dell Inc. (“Dell” or the “Company”) in reply to the March 5, 2013 letter sent by you as “shareholder Delegate” of a purported Dell shareholder, Cavan Partners, L.P., but on letterhead of The Shareholder Forum (“Shareholder Forum”), which does not purport to be a Dell shareholder, seeking the inspection of certain books and records pursuant to 8 Del. C. § 220 (the “Demand”). After reviewing the Demand, we believe that it does not comply with Section 220. As an initial matter, and as discussed more fully below, the proposed merger between and among the Company and Denali Holding Inc. et al. (the “Merger”) is subject to state and federal disclosure requirements. The Company will provide extensive financial information in connection with, and pursuant to, those state and federal disclosure requirements. We believe that public disclosures that have been made by the Company, and that are required to be made by the Company in advance of the shareholder vote on the proposed Merger, obviate the need and justification for any demand pursuant to Section 220 for financial information relating to the Merger or to the value of any stock held in the Company.

Several additional aspects of the Demand form the basis for our decision that the Demand is deficient. First, Shareholder Forum’s stated purpose to “arrange an independent, peer-reviewed valuation of Dell Inc. … for the benefit of its shareholders, so that public investors will be able to make their own decisions about the transaction proposed by the Company’s management” is not a proper purpose under Delaware law. To warrant relief under Section 220, a stockholder must state a purpose that is “reasonably related to [the requesting] person’s interests as a stockholder.” Marathon Partners L.P. v. M&F Worldwide Corp., 2004 WL 1728604, at *8 (Del. Ch. July 30, 2004). Your stated purpose, purportedly on behalf of a shareholder that you do not even identify in your letter, is more closely related to Shareholder Forum’s business activity than any interests of the purported stockholder.1 See, e.g., Disney v.

1 See www.shareholderforum.com (“The Shareholder Forum acts as an independent, non-partisan moderator of programs to provide both investor and corporate participants with access to information and free exchanges of views relating to shareholder capital commitment and voting decisions.”).

Mr. Gary Lutin

March 12, 2013

2

Walt Disney Co., 857 A.2d 444, 450 (Del. Ch. 2004) (“[stockholder] cannot use confidential information received for the proper purpose of investigating and seeking to remediate wrongdoing for the purpose of being a self-appointed publisher of the Company’s proprietary information”); Pershing Square, L.P. v. Ceridian Corp., 923 A.2d 810, 820 (Del. Ch. 2007) (“one improper purpose drives [stockholder’s] demand in this litigation: to find a legal vehicle by which [it] can publicly broadcast improperly obtained confidential information”); Q Funding III, L.P. v. Cedar Fair Management, Inc., C.A. No. 5551-VCS, at *12 (Del. Ch. July 19, 2010) (TRANSCRIPT) (“if you’re getting . . . nonpublic financial information and making voting and investment decisions on it when it’s not accessible to other people in the marketplace, that’s kind of hot water”). Indeed, Cavan Partners, LP, which purports to be a stockholder, has made no statement as to its purpose in seeking an inspection of the Company’s records.

Second, the Demand sets forth four subsidiary purposes for inspection, none of which is sufficient to justify inspection under Section 220. While valuing one’s shares is sometimes a proper purpose, the Demand does not demonstrate why the publicly available information about the Company will be insufficient to value its publicly traded shares or to accomplish any of the other stated purposes concerning the shareholder’s consideration of the proposed Merger. The Company will be required to file a proxy statement containing all information material to a shareholder’s decision as to how to vote on the proposed Merger and whether to exercise appraisal rights under Delaware law. You have not made, and cannot make at this time, any showing that the “significant amounts of information” that must be made available to the Company’s shareholders through federal and state mandated disclosures is not sufficient for its purpose. Marathon Partners L.P., 2004 WL 1728604, at *1. Indeed, under Delaware law any information that is not material to the shareholders’ decisions is not required to be disclosed. Skeen v. Jo-Ann Stores, Inc., 750 A.2d 1170, 1174 (Del. 2000). This is particularly true where, as here, the board is recommending a going-private transaction: “[i]n the case of a going-private transaction . . . the amount of information made publicly available is even more comprehensive than that required in standard SEC periodic filings.” Polygon Global Opportunities Master Fund v. West Corporation, 2006 WL 2947486, at *1, 4 (Del. Ch. Oct. 12, 2006) (denying Section 220 inspection because the stockholder failed to show “that the information made publicly available in connection with the proposed … transaction omits information that is necessary, essential, and sufficient for its purpose”).

To the extent the Demand seeks records “to identify and evaluate strategic alternatives to the proposed transaction” and “assure information access required for fair shareholder consideration of [the] transaction[,]” such purposes are not proper under Section 220. Delaware law gives broad authority to the board of directors to manage the business and affairs of the Company. 8 Del. C. § 141(a). Section 220 is not the proper process for attempting to participate in the board of director’s decisions, negotiations, or disclosure practices. Q Funding III, L.P., C.A. No. 5551-VCS, at *12 (“I think we’ve seen this before—about whether it is a proper purpose for someone to essentially . . . get engaged in the process. Well, that’s what fiduciaries are for.”).

Mr. Gary Lutin

March 12, 2013

3

Moreover, the broad scope of the documents requested far exceeds that permitted by the statute. The stockholder bears the burden of showing that the specific documents sought are “essential to [the] accomplishment of the stockholder’s articulated purpose for the inspection.” Espinoza v. Hewlett-Packard Co., 32 A.3d 365, 371 (Del. 2011). Even assuming the Demand had articulated a proper purpose, which it did not, its requests are so overbroad that they could not be “necessary and essential” to any such purpose. See also Sec. First Corp. v. U.S. Die Casting & Dev. Co., 687 A.2d 563, 570 (Del. 1997). For example, the Demand requests all records of communications with JP Morgan, Evercore Partners, and Goldman, Sachs & Co. since August 1, 2012 despite that such documents are not necessary to value one’s shares in a public company, decide how to vote on the proposed Merger or decide whether to exercise appraisal rights and, as such, fall far outside the realm of the required “specific and discrete identification, with rifled precision, of the documents sought.” Brehm v. Eisner, 746 A.2d 244, 266 (Del. 2000); Skeen, 750 A.2d at 1174 (denying a stockholder’s claim that it needed the underlying documents relied on by the board in making company disclosures in order to value the stockholder’s shares).

Last, the Power of Attorney provided by purported shareholder Cavan Partners, L.P. not only does not authorize you as delegate to enter into an appropriate confidentiality agreement, it expressly withholds such authority.

In these and other respects, as to which the Company expressly reserves all rights and objections, the Demand fails to meet the requirements of 8 Del. C. § 220 and Delaware law.

Very truly yours,

Janet Wright

Vice President – Corporate, Securities & Finance

Counsel and Assistant Secretary

cc:	William D. Regner, Esq.
Debevoise & Plimpton LLP

S. Mark Hurd, Esq.
Morris, Nichols, Arsht & Tunnell LLP

Gregory P. Williams, Esq.
Richards, Layton & Finger, P.A.

•	The following was sent today in response to a demand to inspect our books and records

March 12, 2013

BY EMAIL & FEDERAL EXPRESS

Dennis J. Block, Esquire

Greenberg Traurig, LLP

200 Park Avenue

New York, NY 10166

Re:	Demand for Stockholder List and Other Books and Records

Dear Mr. Block:

I write on behalf of Dell Inc. (the “Company”) in response to the March 5, 2013 letter (the “Demand”) of your client, Longleaf Partners Fund, seeking certain stock list information of the Company pursuant to Section 220 of the General Corporation Law of the State of Delaware (“Section 220”). The Company has considered the Demand, and without agreeing that your client has stated a proper purpose for the information sought in the Demand and without waiver of any objections to the Demand, the Company is prepared to provide the information in its possession to which a stockholder is entitled under Section 220 (the “Stocklist Material”).

The Company will provide your client with the Stocklist Material subject to your client (i) entering into an agreement stipulating that it will maintain the information in confidence and use it only for the purpose stated in the Demand; and (ii) paying the reasonable cost of obtaining and providing the Stocklist Material. A standard confidentiality agreement is enclosed and we will inform you of the costs of obtaining and providing the Stocklist Material once it has been compiled. Upon satisfaction of these conditions, the Stocklist Material will be made available to you at MacKenzie Partners, Inc., 105 Madison Avenue, New York, NY 10016, Attn: Laurie Connell.

Sincerely,

/s/ Janet Wright

Vice President – Corporate, Secretary & Finance

Counsel and Assistant Secretary

Forward-looking Statements

Any statements in these materials about prospective performance and plans for the Company, the expected timing of the completion of the proposed merger and the ability to complete the proposed merger, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Factors or risks that could cause our actual results to differ materially from the results we anticipate include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; (2) the inability to complete the proposed merger due to the failure to obtain stockholder approval for the proposed merger or the failure to satisfy other conditions to completion of the proposed merger, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement; (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; and (5) the effect of the announcement of the proposed merger on the Company’s relationships with its customers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements included in the materials represent our views as of the date hereof. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended February 1, 2013, which was filed with the SEC on March 12, 2013, under the heading “Item 1A—Risk Factors,” and in subsequent reports on Forms 10–Q and 8–K filed with the SEC by the Company.

Additional Information and Where to Find It

In connection with the proposed merger transaction, the Company will file with the SEC and furnish to the Company’s stockholders a proxy statement and other relevant documents. Stockholders are urged to read the proxy statement when it becomes available and any other documents to be filed with the SEC in connection with the proposed merger or incorporated by reference in the proxy statement because they will contain important information about the proposed merger.

Investors will be able to obtain a free copy of documents filed with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the Company’s filings with the SEC from the Company’s website at http://content.dell.com/us/en/corp/investor-financial-reporting.aspx or by directing a request to: Dell Inc. One Dell Way, Round Rock, Texas 78682, Attn: Investor Relations, (512) 728-7800, investor_relations@dell.com.

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed “participants” in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the stockholders of the Company in connection with the proposed merger, and their direct or indirect interests, by security holdings or otherwise, which may be different from those of the Company’s stockholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. You can find information about the Company’s executive officers and directors in its Annual Report on Form 10-K for the fiscal year ended February 3, 2012 and in its definitive proxy statement filed with the SEC on Schedule 14A on May 24, 2012.